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                                                                    EXHIBIT 99.1

(HCA LOGO)                                                                  news

                                                           FOR IMMEDIATE RELEASE
INVESTOR CONTACT:                                          MEDIA CONTACT:
Mark Kimbrough                                             Jeff Prescott
615-344-2688                                               615-344-5708

                     HCA Previews First Quarter 2006 Results

Nashville, Tenn., April 17, 2006 --- HCA (NYSE: HCA) announced today it expects financial results for the quarter ended March 31, 2006 to be between $0.89 to $0.93 per diluted share compared to $0.95 per diluted share in the first quarter of 2005. Financial results for the first quarter of 2006 include gains on sales of investments related to securities held by the Company's wholly-owned insurance subsidiary of $75 million, or $0.11 per diluted share, compared to gains of $9 million, or $0.01 per diluted share, in the first quarter of 2005. The first quarter 2006 results also include additional compensation costs of $8 million, or $0.02 per diluted share, due to the expensing of stock options and employee stock purchase plan shares associated with the January 1, 2006 adoption of FASB Statement 123 (R), "Share-Based Payment."

The Company expects to report revenues of $6.415 billion for the first quarter of 2006, compared to $6.182 billion in the same period of 2005. Same facility revenues increased 5.0 percent, and same facility revenue per equivalent admission increased 5.1 percent in the first quarter of 2006 (7.4 percent increase when adjusted for uninsured discounts) compared to the previous year's first quarter.

Preliminary volume statistics indicate that same facility equivalent admissions decreased 0.1 percent and same facility admissions decreased 0.7 percent compared to the prior year's first quarter. Volumes were weaker than anticipated in certain markets, including those in Florida and Virginia. Flu-related pulmonary admissions decreased by approximately 5,000 admissions, or 10.5 percent, compared to the prior year's first quarter. During the quarter, inpatient surgeries grew 2.3 percent and outpatient surgeries increased 1.0 percent compared to the prior year's first quarter.

The provision for doubtful accounts in the first quarter of 2006 is expected to approximate $596 million, or 9.3 percent of revenues, compared to $574 million, or 9.3 percent of revenues, in the first quarter of 2005. Adjusted to reflect uninsured discounts, in the first quarter of 2006 the provision of doubtful accounts totaled approximately $852 million, or 12.8 percent of revenues, compared with $683 million, or 10.9 percent of revenues in the first quarter of 2005. Uninsured discounts in the first quarter of 2006 were $256 million and $109 million in the first


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quarter of 2005. The Company's uninsured discount policy, which became effective in the first quarter of 2005, lowers revenues and the provision for doubtful accounts by generally corresponding amounts. Charity care totaled $281 million in the first quarter of 2006 compared to $284 million in the previous year's period. Same facility uninsured admissions (including charity patients) increased by 2,438 admissions, or 13.1 percent, in the first quarter of 2006 compared to the first quarter of 2005.

HCA plans to report complete results for the first quarter on April 25, 2006 and any update to previously issued earnings guidance for 2006 will be provided at that time. HCA will hold a conference call and web-cast to discuss the first quarter results on April 25, 2006.

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              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

     This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact, including statements with respect to our earnings and guidance and our estimated results of operations for the quarter ended March 31, 2006, which are subject to finalization and contingencies associated with our quarterly financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (2) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (3) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (4) the highly competitive nature of the health care business, (5) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms, (6) the efforts of insurers, health care providers and others to contain health care costs, (7) the impact of our charity care and uninsured discounting policies, (8) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government, (9) changes in federal, state or local regulations affecting the health care industry, (10) delays in receiving payments for services provided,
(11) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (12) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the Securities and Exchange Commission (the "SEC"), (13) the outcome of certain class action and derivative litigation filed with respect to us, (14) the possible enactment of federal or state health care reform, (15) the increased leverage resulting from the financing of our modified "Dutch" auction tender offer, (16) the availability and terms of capital to fund the expansion of our business, (17) the outcome of our negotiations with LifePoint Hospitals Inc. in connection with the divestiture of certain hospitals and our ability to successfully consummate the hospital divestitures on a timely basis, (18) the


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continuing impact of hurricanes on our facilities and the ability to obtain recoveries under our insurance policies, (19) fluctuations in the market value of our common stock, (20) changes in accounting practices, (21) changes in general economic conditions, (22) future divestitures which may result in charges, (23) changes in business strategy or development plans, (24) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (25) potential liabilities and other claims that may be asserted against us, (26) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (27) other risk factors described in our Annual Report on Form 10-K and other filings with the SEC. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


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